Exhibit 10.4

PATENT PURCHASE AGREEMENT (the “Agreement”)

Between

MEDIWOUND LTD.

a limited liability company incorporated under the laws of Israel, of 42 Hayarkon

Street, Yavne 81227, Israel

(“MediWound”)

and

L.R. R & D Ltd.

Omer 84965, Israel

(“LR”)

(together, the “Parties”)

WHEREAS, LR represented to MediWound that it owns all rights in and to certain Patents (defined below) which Patent refers to LR’s multipurpose dynamic occlusive dressing including without limitation an adhesive barrier; and

WHEREAS, LR wishes to sell to MediWound its entire right, title and interest in such Patents, the causes of action to sue for infringement thereof, and any other legal rights entitled by the original owner of the Patents under the law; and

WHEREAS, MediWound wishes to purchase such Patents free and clear of any restrictions, liens, claims or encumbrances;

NOW THEREFORE, in consideration for the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto have agreed as follows:

1.                                      PREAMBLE, ANNEXES, SCHEDULES AND INTERPRETATION

1.1                               The Preamble and Annexes and Schedules hereto form an integral part of this Agreement.

1.2                               In this Agreement the terms below shall bear the meanings assigned to them below, unless specifically stated otherwise:

1.2.1                     “Affiliate” shall mean, with respect to any party hereto, any person, organization or entity directly or indirectly controlling, controlled by or under common control with, such party.  For purposes of this definition only, “control” of another person, organization or entity shall mean the ability, directly or indirectly, to direct the activities of the relevant entity, and shall include, without limitation (i) ownership or direct control of fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) direct or indirect possession, of the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity;

1.2.2                     “Closing Date” means the date on which LR satisfies its delivery obligations under section 3.2.

1.2.3                     “Cover” or “Covered” shall mean, with respect to a product, that in the absence of ownership of or a license granted under, a Valid Claim included in such Patent right, the manufacture, development, commercialization, use, sale, import, or offer for sale, as applicable, of such product would infringe such Valid Claim in the country where such activity occurs.

1.2.4                     “CSO” shall bear the meaning ascribed thereto in Section 4.7 hereto.

1.2.5                     “Intellectual Property Rights” shall mean all intangible legal rights, titles and interests, evidenced by or embodied in: (i) all inventions, patents, provisionals, patent applications (whether pending or not), and patent disclosures together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, copyrights, designs, trade styles, logos, trade dress, and corporate names, including all goodwill associated therewith; (iii) any work of authorship, regardless of copyrightability, all compilations, all copyrights (including the droit morale); (iv) all Know How, Confidential Information (as defined below) and proprietary processes, licenses; and (v) all derivative works of the above and all other proprietary rights and any other intellectual property rights of any kind and nature however designated and however recognized in any country or jurisdiction worldwide.

1.2.6                     “Know-How” shall mean all and any tangible or intangible expertise, inventions, discoveries, documents, materials, compounds, compositions, substances, methods, processes, techniques, know-how, technology, data, information, discoveries and other results of whatsoever nature, and any other works of authorship, copyrights, trade secrets, and all derivatives, modification and improvements thereof.  Or other proprietary intellectual or industrial rights directly or indirectly deriving therefrom.

1.2.7                     “Product” shall mean any product, in any formulation, dosage, material, design, structure, assembly and form, intended for human pharmaceutical use for the treatment of all indications in all therapeutic areas, the development, manufacture or sale of which would infringe any Valid Claim in any of the Patents.

1.2.8                     “Patents” shall mean (a) all patents and patent applications listed in Schedule 1.2.8 hereto; (b) all reissues, reexaminations, continuations, parents, continuations-in-part, divisionals and extensions (collectively “related cases”) of such patents and patent applications; (c) patents or patent applications (i) to which any or all of the foregoing directly or indirectly claims priority, (ii) for which any or all of the foregoing directly or indirectly forms a basis for priority, and/or (iii) that directly or indirectly incorporate by reference any or all of the foregoing or are directly or indirectly incorporated by reference by any of the foregoing; (d) all related cases (whether pending, issued, abandoned or filed after the Effective Date) and foreign counterparts to any or all of the foregoing, including without limitation utility models, design patents, certificates of invention and equivalent rights worldwide, and (e) the know-how, inventions, discoveries and improvements described or claimed in any or all of the foregoing.

1.2.9                     “Valid Claim” shall mean a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, reexamination, disclaimer, or otherwise.

1.3                               In this Agreement, words importing the singular shall include the plural and vice-versa and words importing any gender shall include all other genders and references to persons shall include partnerships, corporations and unincorporated associations.

1.4                               In the event of any discrepancy between the terms of this Agreement and any of the Annexes hereto, the terms of this Agreement shall prevail.

2.                                      TRANSFER OF PATENTS

2.1                               Patent Assignment.  LR hereby sells, assigns, transfers and conveys to MediWound all right, title and interest it has in and to the Patents, including without limitation, any and all legal rights entitled by the original owner of the Patents and all rights of LR to sue for past, present and future infringement, to collect royalties under such Patents, to prosecute all existing Patents worldwide, to apply for additional Patents worldwide and to have Patents issue in the name of MediWound.

2.2                               Assignment of Causes of Action.  LR hereby sells, assigns, transfers and conveys to MediWound all right, title and interest it has in and to all causes of action and enforcement rights, whether known, unknown, currently pending, filed, or otherwise, for the Patents, including without limitation all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patents.

3.                                      Delivery

3.1                               Executed Assignment.  LR shall execute an Assignment attached hereto as Exhibit B suitable for filing, independently of this Agreement, with the USPTO and other patent offices worldwide.

3.2                               Delivery on Effective Date.  On or within five (5) business days of the Effective Date (the “Closing Date”), LR shall send, via Federal reliable overnight and trackable delivery service, to MediWound, the executed original of the Assignment along with all files and original documents owned or controlled by LR or its agents or attorneys regarding the Patents including, without limitation, (i) all Letters Patents, (ii) assignments for the Patents, (iii) documents and materials evidencing dates of invention, (iv) prosecution history files for all issued, pending and abandoned Patents, (v) its own files regarding the issued Patents, and (vi) a current electronic copy of a docketing report for the Patents accurately setting forth to the best of LRs knowledge any and all dates relevant to the prosecution or maintenance of the Patents, including, without limitation, information relating to deadlines, payments and filings for the Patents, and the names, business addresses, email addresses, and phone numbers of all prosecution counsel and agents.  It is agreed and acknowledged that LR may comply with the provisions of this section 3.2 by providing the above to MediWound’s designated patent attorney and providing MediWound with written confirmation signed by LR’s CEO that it had done so in which case Delivery will not be completed until MediWound acknowledges receipt in writing.

3.3                               Continued Prosecution.  LR shall diligently continue to prosecute the Patents through the Closing Date, shall pay (subject to section 5.1.1 below) any maintenance fees, annuities and the like for which the fee is payable (e.g., the fee payment window opens) on or prior to the Closing Date even if the surcharge date or final deadline for payment of such fee would be after the Closing Date, and shall notify MediWound in writing separate from any other disclosures made hereunder of any relevant due dates related to prosecution, filing or maintenance of the Patents that will occur within thirty (30) days after the Closing Date.

3.4                               Cooperation After Closing Date.  LR further covenants and agrees that after the Closing Date, it will upon request, and without further consideration, execute and deliver to MediWound any other documents and materials, and take any further actions (including ensuring the cooperation of the named inventors), that MediWound reasonably believes are necessary for MediWound to perfect its title, or otherwise enforce its rights, in the Patents anywhere in the world.

4.                                      RESEARCH

4.1                               Research.  MediWound shall have the right, at any time, to require that LR perform certain research with respect to the Products in accordance with a protocol, budget and payment schedule to be agreed upon between the Parties in good faith and attached hereto at a later date as Annex B (the “Research Protocol”, the “Research Budget” and the “Research Payment Schedule”, respectively), and such research shall be funded by MediWound (the “Research”).

4.2                               Duration of Research.  The duration of the Research shall be as set forth in the Research Protocol, and any extension to the Research must be approved in writing by MediWound and LR.

However, in the event of delay caused by LR, MediWound shall have the right to extend the Research without LR’s prior written consent, the cost of which extension shall be deemed to already be included in the Research Budget.

4.3                               Changes.  Any change in the Research Budget and/or Research Protocol and/or the Research Payment Schedule will require MediWound’s prior written approval.  It is clarified that ongoing financing will be subject to the actual conduct of the Research and progress of the Research, as measured by successful achievement of the defined milestones to be set forth in Annex B hereto at a later date.  LR is obligated to complete the Research within the Research Budget as set forth in Annex B hereto, and MediWound shall not make any further payments for the completion of the Research.  In the event of early termination of the Research by MediWound, MediWound shall cover all costs directly relating to the Research, already incurred under this Agreement and committed to under the Research Budget that cannot be refunded, including any commitments already entered into by LR in good faith prior to its receipt of notice of termination, which cannot be refunded or terminated.

4.4                               Research Budget.  The Research Budget (in the event that MediWound shall exercise its option to have LR perform the Research) will be provided as set forth in Annex B.  Each payment will be made within thirty (30) days after the last day of the month in which the invoice was received from LR.  In any event MediWound shall not pay any amounts which exceed the actual expenses as reported by LR during the Research and if, in retrospect, MediWound has paid amounts which exceed the actual expenses, then LR shall refund such amounts to MediWound at the end of the performance of the Research, as applicable.

4.5                               Research Report.  Not later than sixty (60) days after the end of the Research, LR shall provide to MediWound a report summarizing the Research (the “Research Report”).

4.6                               Information.  After receipt by MediWound of the Research Report, if MediWound wishes to receive further information from LR, then LR will provide, within a reasonable time, such additional information and all information relating to the Research will be available for MediWound’s review if MediWound so requests.

4.7                               Reports.  For the avoidance of any doubt, it is clarified that MediWound may from time to time request that updates regarding the Research be provided, in addition to periodic progress reports which LR shall provide MediWound at the end of each quarter regarding the Research.  MediWound shall also be provided, on a regular basis, with reports, including, without limitation, financial reports in the format required by the Office of the Chief Scientist (“CSO”) which MediWound may be required to provide to the CSO in order to obtain CSO support for the Research, in addition to the periodic progress reports.

4.8                               Approvals.  LR shall obtain or procure all necessary approvals and consents necessary for the performance of the Research, and shall be exclusively obligated for the performance of the Research in accordance with all applicable laws.

4.9                               All Intellectual Property Rights evidenced by or embodied in: (i) rights that MediWound had utilized, possessed or otherwise had rights to, prior to the execution of this Agreement, and derivative works thereof; and (ii) all rights transferred and assigned to MediWound pursuant to this Agreement and any derivatives and or development and/or improvements thereof; and (iii) any invention, and Know How created, generated, made, conceived, developed or reduced to practice either by MediWound and/or LR, in the course of performing the Research, and any and all intellectual property right deriving therefrom, and any regulatory applications made and received in connection therewith, shall be owned solely by MediWound (“MediWound IP”).  If by operation of law any part of the MediWound IP, is not deemed owned in its entirety by MediWound automatically upon its creation, then LR hereby irrevocably grants and assigns to MediWound all rights, title and interest it may have in and to the MediWound IP produced.  LR agrees to consider the MediWound IP as Confidential Information.  LR hereby agrees at MediWound’s expense to provide all reasonable assistance to obtain for MediWound, legal protections for the MediWound intellectual property rights relating to the assignable intellectual property rights as set forth in this Agreement.  To this end, LR will execute, verify and deliver any documents and will perform such other acts (including appearances as a witness) as MediWound may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such assignable Intellectual Property Rights and effecting the assignment thereof.

4.10                        LR shall indemnify and hold MediWound, its affiliates, and the officers, directors and employees and consultants of each of them, harmless from any and all liability, including liability for death or personal injury and reasonable attorney’s fees, which (i) results from willful misconduct of LR in performance of the Research and/or (ii) results from any infringement of third party intellectual property rights and/or unauthorized use of any third party confidential information in connection with and/or in the performance of the Research.

5.                                      MILESTONE PAYMENTS

5.1                               Milestone Payments.  In consideration for the transfer and assignment of all rights and title to the Patents, MediWound shall make the following milestone payments to LR, upon achievement of the relevant milestones (each, a “Milestone”) (the “Milestone Payments”):

5.1.1                     Subject to receipt of all documents reasonably required by MediWound detailing all out of pocket expenses incurred by LR in filing and obtaining the Patents.  Upon the Closing Date MediWound will reimburse LR for such out of pocket expenses estimated in the amount of 133,505 NIS + VAT or in an higher amount if additional such out of pocket expenses were incurred by LR up to the Closing Date all as listed in Schedule 5.2 of this agreement.  The Parties agree that this amount represents the full and complete reimbursement of all expenses incurred by LR in obtaining the Patents and all rights thereto.

5.1.2                     Upon the Closing Date - $50, 000 USD (fifty thousand US dollars);

5.1.3                     For every 12 months as of the Closing Date and as long as all claims of patent number W098/053778 are Valid Claims in the US and/or in any EPC member country, a payment of $30,000 USD (thirty thousand US dollars); in the event that at any time during a 12 month period, any claim becomes invalid in the US and/or in any EPC member country the amount of payment for such specific 12 months period shall be prorated from the beginning of such 12 months period until of the occurrence of such event (e.g. if the 12 months period began on October 01, 2016 and any claim becomes invalid in the US and/or in any of the EPC member countries on 01, January 2017, the 30,000 USD payment due to LR for the 12 months period of October 2016-2017 shall be prorated accordingly and shall be equal to 30,000/4 = 7,500 USD).

5.2                              Currency.  In calculating Net Sales, all amounts shall be expressed in US Dollars and any amount received in a currency other than US Dollars shall be translated into US Dollars, in accordance with the conversion rate existing in the United States (as reported in the Wall Street Journal) on the date of actual payment.

6.                                      REPORTS;  PAYMENTS

6.1                               Payment Terms.  Amounts payable to LR in terms of Section 5.1.3 shall be paid to LR no later than 60 (sixty) days after the end of each calendar year, commencing with the first calendar year after the Closing Date.

6.2                               Wire Transfer.  Each payment due to LR hereunder shall be paid by wire transfer of funds to LR’s account number 10-922-063400/99, or as otherwise designated by LR, from time to time, at least sixty (60) days before the relevant payment is due.

6.3                               Taxes.  If applicable laws require that taxes be withheld from any amounts due to LR under this Agreement, MediWound shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) deliver to LR a statement including the amount of tax withheld and justification therefor, and such other information as may be necessary for tax credit purposes.  For the avoidance of doubt, the Milestone Payment shall be reduced by any withholding or similar taxes applicable to such payment, such that the actual maximum payment by MediWound shall not exceed the amounts or the rates provided in this Agreement.

6.4                               Records.  MediWound shall maintain complete and accurate records of any amounts payable to LR in relation to such Products and which records shall contain information to reasonably permit LR to confirm the accuracy of any payments to LR under this Agreement, provided that in any event such records shall not be required to be any more detailed than those which MediWound generally maintain in their ordinary course of business.  MediWound shall retain each record for at least three (3) years, during which time LR shall have the right, not more than once per calendar year at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement.  Such accountant shall not disclose to LR any information other than information relating to the accuracy of reports and payments delivered under this Agreement.  The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit.  In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%) in any calendar year, the audited party shall bear the full cost of such audit.  LR may exercise its rights under this Section only once every year and only with reasonable prior notice to MediWound, and subject to prior coordination.  Any such audit shall be made during MediWound’s normal business hours and shall not unreasonably interfere with the business of MediWound and shall be completed within a reasonable time.

7.                                      REPRESENTATIONS AND WARRANTIES

LR hereby represents and warrants to MediWound that:

7.1                               Authority.  LR has the right and authority to enter into this Agreement and to carry out its obligations hereunder and requires no third party consent, approval, and/or other authorization to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the sell, transfer, convey and assignment of the Patents to MediWound.

7.2                               Title and Contest.  LR has good and marketable exclusive title to the Patents, including without limitation all rights, title, and interest in the Patents and the right to sue for past, present and future infringement thereof.  LR has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect LR’s rights and title therein in accordance with governing law and regulations in each respective jurisdiction.  The Patents are free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer.  There are no actions, suits, investigations, communications, correspondence, claims or proceedings threatened, pending or in progress relating in any way to the Patents.

7.3                               Existing Licenses.  No rights or licenses have been granted or retained under the Patents, including without limitation any rights or licenses granted or retained by LR, any prior owners, the inventors or any other third parties.

7.4                               Restrictions on Rights - Standards.  MediWound will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Patents as a result of the transaction contemplated in this Agreement, or any prior transaction related to the Patents.  LR has not made any commitments to any standards or other organization regarding licensing or not asserting the Patents, and is not otherwise obligated to license or refrain from asserting the Patents.

7.5                               Enforcement.  LR has not put a third party on notice of actual or potential infringement of any of the Patents or considered enforcement action(s) with respect to any of the Patents.

7.6                               Patent Office Proceedings.  None of the Patents have been or are currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding and that no such proceedings are pending or threatened.

7.7                               Fees.  All maintenance fees, annuities, and the like due on the Patents have been timely paid.

7.8                               Validity and Enforceability.  The Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding.

7.9                               Patent Indemnification.  Without derogating from the provisions of Section 7 below, in the event that a third party files a claim of action against MediWound in a court of law arguing that the exploitation of the Patents or any part thereof infringes upon any intellectual property rights of such third party (the “IP Claim”), then MediWound may decide, by providing written notice to LR (the “Escrow Notice”), that any amounts due from MediWound to LR under this Agreement (“LR’s Consideration”) shall be transferred by MediWound to an escrow account to be maintained by a reputable escrow agent mutually and reasonably acceptable to both Parties (the “Escrow Agent” and the “Escrow Account”).  In the event that MediWound shall have provided LR with the Escrow Notice and an Escrow Agent has been nominated, MediWound shall be entitled to continue transferring any and all of LR’s Consideration to the Escrow Account, until the earlier of (i) such time as the aggregate LR’s Consideration transferred to the Escrow Account shall be equal to the amount claimed under the IP Claim plus any expenses and costs of MediWound reasonably incurred in connection therewith (including, reasonable attorney’s fees) or, (ii) a Determinative Decision (as defined below).  In the event that the Parties, within seven (7) days, have not agreed on the identity of an Escrow Agent, then the Parties shall nominate a Sole Arbitrator.  Notwithstanding the foregoing, in the event that one of the remedies requested under such IP Claim is the enjoinment of MediWound from exercising any or all of its rights with respect to the Patents and/or any Products, then MediWound shall be entitled to transfer LR’s Consideration to the Escrow Account until such time as a Determinative Decision has been made.  In the event that the effect of any Determinative Decision is to enjoin MediWound from selling Products then all amounts in the Escrow Account shall be transferred to MediWound.

In the event that MediWound is required to make any payments to a third party pursuant to a Determinative Decision, MediWound shall be entitled to receive from the Escrow Account an amount equal to the payment MediWound is required to make to such third party plus any cost and expenses of MediWound reasonably incurred in connection therewith (including, reasonable attorney’s fees) (collectively, the “Reimbursable Amount”) and the balance of the amounts in the Escrow Account shall be transferred to LR.  In the event that the amounts, if any, in the Escrow Account are insufficient to cover the Reimbursable Amount, MediWound shall be entitled to deduct the balance of the Reimbursable Amount from any future LR’s Consideration due to the LR following the date of the Determinative Decision.

For the purposes of this Section 6.9, a “Determinative Decision” shall mean a final (non-appealable decision) rendered by a court of competent jurisdiction.

8.                                      INDEMNITY

8.1                               LR Indemnification.  LR shall indemnify and hold MediWound, its Affiliates, and the officers, directors and employees and consultants of each of them, harmless from any and all liability, including liability for death or personal injury and reasonable attorney’s fees, which (i) results from willful misconduct of LR in performance of this Agreement and/or (ii) results from any infringement of third party intellectual property rights in connection with and/or relating to the Patents and/or (iii) any breach of LR’s representations and warranties hereunder.

8.2                               General.  As soon as reasonably possible after an indemnified party becomes aware of any potential liability hereunder, such party shall deliver written notice to the indemnifying party, stating the nature of the potential liability; provided, however, that the failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.  The indemnifying party shall have the right to assume the defense of any suit or claim related to the liability if it has assumed responsibility for the suit or claim in writing; provided, however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business, operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified party may have at law or in equity.  In the defense of any claim or litigation, the indemnifying party shall not, except with the prior written consent of the other Party, enter into a settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such other Party a complete release from all liability in respect of such claim or litigation.

If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense; provided, however, that the indemnifying party shall pay the reasonable fees and costs of any separate counsel to the extent such representation is due to a conflict of interest between the Parties.

9.                                      CONFIDENTIALITY

9.1                               Confidential Information.  Each party hereto (the “Recipient”) undertakes to treat and maintain, and to ensure that their Representatives (defined below) shall treat and maintain, in strict confidence and secrecy any information whether oral, visual or in written form disclosed by the other party (the “Discloser”) under this Agreement, except if such information is proprietary to the Recipient or is owned by the Recipient, whether under the terms of this Agreement or otherwise, regarding the existence or contents of this Agreement (the “Confidential

Information”).  The Recipient shall not disclose, publish, or disseminate in any manner, any of the Discloser’s Confidential Information to a third party other than those of its Representatives with a need to know for the purpose of exercising the rights granted to the Recipient under this Agreement and performing its obligations hereunder (the “Purpose”).  In addition, the Recipient undertakes to treat and maintain (and to ensure that its Representatives treat and maintain) in strict confidence and secrecy and to prevent any unauthorized use, disclosure, publication, or dissemination of the Discloser’s Confidential Information, except for the Purpose.  The Recipient undertakes not to disclose all or any of the Discloser’s Confidential Information to any person or body whatsoever, except that disclosure which may be made to their Representatives to the extent reasonably necessary for the Purpose and provided that such Representative is bound by confidentiality obligations, either by a separate agreement or by the terms of such Representative’s employment and/or other agreement with the Recipient.  Each party shall assume full responsibility for breaches of this Agreement by its Representatives.

9.2                               Confidentiality Obligations.  The Recipient shall:

(i)                                     safeguard and keep secret all the Discloser’s Confidential Information, and will not directly or indirectly disclose to any third party the Discloser’s Confidential Information without written permission of the Discloser;

(ii)                                  in performing its duties and obligations hereunder, use at least the same degree of care as it does with respect to its own confidential information of like importance but, in any event, at least reasonable care; and

(iii)                               promptly notify the Discloser of disclosure of Discloser’s Confidential Information (or any part thereof) in compliance with any legal requirement, prior to such disclosure having been made to the extent possible, and in such event to disclose the minimum amount of information required for the purpose of the said legal requirement and/or cooperate with the Discloser in connection with the Discloser’s efforts to seek a protective order or other appropriate remedy to prevent such disclosure.  Notwithstanding the foregoing, either Party may disclose Confidential Information of the other Party if such Party is required to make such disclosure by applicable law, regulation or legal process, including by Israeli securities laws, the rules or regulations of the United States Securities and Exchange Commission (the “SEC”) or any similar regulatory agency in a country other than the United States or of any stock exchange, including the Tel Aviv Stock Exchange, in which event such Party shall provide prior notice of such intended disclosure to such other Party, if possible under the circumstances, and shall disclose only such Confidential Information of the other Party as is required to be disclosed.  If this Agreement shall be included in any report, statement or other document filed by either Party or an Affiliate of either Party pursuant to the preceding sentence, such Party shall use, or shall cause its Affiliate, as the case may be, to use, reasonable efforts to obtain confidential treatment from the SEC, similar regulatory agency or stock exchange of any financial information or other information of a competitive or confidential nature, and shall include in such confidentiality request such provisions of this Agreement as may be reasonably requested by the other Party.

9.3                               Carve-outs.  The undertakings and obligations under Sections 8.1 and 8.2 above shall not apply to any part of the Confidential Information which:

(i)                                     the Recipient establishes by its written records to the Discloser’s satisfaction was Confidential Information known to the Recipient prior to disclosure by the Discloser;

(ii)                                  was generally available to the public prior to disclosure by the Recipient;

(iii)                               is disclosed to Recipient by a third party who is not bound by any confidentiality obligation, having a legal right to make such disclosure;

(iv)                              has become through no act or failure to act on the part of the Recipient public information or generally available to the public;

(v)                                 was independently developed by the Recipient, except in the event that such independently developed Confidential Information is considered to be Confidential Information of MediWound.

9.4                               Equitable Relief.  Each Party hereto acknowledges that the other party’s Confidential Information is of special and unique significance to them and that any unauthorized disclosure or use of such other party’s Confidential Information could cause irreparable harm and significant injury to the other party that may be difficult to ascertain.  Accordingly, any breach of this Agreement may entitle the aggrieved party in addition to any other right or remedy that it may have available to it by law or in equity, to remedies of injunction, performance and other relief, including recourse in a court of law.

9.5                               Each party agrees to inform the other party of any breach or threatened breach of the provisions hereof by its Representatives.

9.6                               Duration.  The provisions relating to confidentiality in this Section 8 shall remain in effect (a) during the term of this Agreement and (b) for a period of seven (7) years thereafter.

9.7                               “Representatives” shall mean employees, officers, agents, subcontractors, consultants, investors and/or any other person or entity acting on a party’s behalf, individually or collectively and which shall be exposed to Confidential Information.

9.8                               For the avoidance of doubt, any time or other limitations with respect to the confidentiality undertakings included herein, shall not be construed as derogating from or limiting any intellectual property rights of the Parties hereto.

10.                               PUBLICATIONS

10.1                        During the term of this Agreement and for seven (7) years thereafter, any publication of the Know-How related to the Patents and/or the Products (provided such is not in the public domain) shall be subject to the prior written consent of MediWound.

11.                               LIMITATION OF LIABILITY

11.1                        LIMITATION ON CONSEQUENTIAL DAMAGES.  EXCEPT IN THE CASE OF FRAUD, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.  THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

11.2                        LIMITATION OF LIABILITY.  EXCEPT IN THE CASE OF FRAUD, WITHOUT WAIVING ANY OTHER RIGHTS OF THE PARTIES, INCLUDING ANY RIGHT TO SEEK SPECIFIC PERFORMANCE OR SEEK OTHER EQUITABLE RELIEF, NEITHER PARTY’S TOTAL LIABILITY (INCLUDING PAYMENT OBLIGATIONS) UNDER THIS AGREEMENT SHALL EXCEED THE PAYMENT AMOUNTS ACTUALLY MADE AS OF THE DATE OF FILING OF ANY SUIT OR CLAIM BY EITHER PARTY UNDER THIS AGREEMENT PURSUANT TO SECTIONS 4, AND IF NO PAYMENTS HAVE BEEN MADE AND/OR NO ROYALTY PAYMENTS ARE DUE THEN THE AMOUNT DUE PURSUANT TO SECTION 4.1.  THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

12.                               TERM AND TERMINATION

12.1                        Term.  This Agreement shall be effective from the date of signature of the last signing party to the Agreement (the “Effective Date”) and shall continue in full force and effect, unless earlier terminated, in accordance with this Section 11.

12.2                        Termination Rights.  Without derogating from any other remedies that either Party hereto may have under the terms of this Agreement or at law, each Party hereto shall have the right to terminate this Agreement forthwith upon the occurrence of any of the following:

(i)                                     the material breach by the other Party hereto of its obligations hereunder, and such other Party’s failure to remedy such breach within sixty (60) days after being requested in writing to do so (or, if such default cannot be cured within such sixty (60) day period, if the breaching Party has not commenced and diligently continued actions to cure such default); or

(ii)                                  the other party’s liquidation, whether voluntarily or otherwise, or its entering into any arrangement with its creditors.

12.3                        Survival.  In the event of termination of this Agreement, (a) all financial obligations owed as of the Effective Date of such termination shall remain in effect, including such obligations that have accrued, but have not been invoiced, as of such Effective Date, and (b) the obligations set forth in, and all other terms, provisions, representations, rights and obligations contained in this Agreement that by their express terms survive expiration or termination of this Agreement, shall survive and all other terms, provisions, representations, rights and obligations contained in this Agreement shall terminate.

12.4                        Without derogating from the aforementioned, the following provisions of this Agreement shall survive the termination or expiration hereof: 2,4.9,4.10,5,6,7.9,8,9,11,13,14,15.

13.                               NOTICES

Any payment, notice or other written communication required or permitted to be made or given may be made or given by either Party by facsimile; by first-class mail, postage prepaid; or by air courier to the mailing address or facsimile numbers set as below:

If to MediWound Ltd.:
Attention:	CEO
Telephone:	972-8-932-4010

Facsimile:	972-8-932-4011
Address:	42 Hayarkon St., 81227 Yavne Israel

If to LR:

Attention:	Prof. Lior Rosenberg
Telephone:	08-6469922
Facsimile:	08-6460478
Address:	13 Hardof St., Omer 84965, Israel

or to such other addresses or facsimile numbers as either Party shall designate by notice, similarly given, to the other Party.  Notices or written communications shall be deemed to have been sufficiently made or given: (i) immediately, upon receipt, (ii) if mailed, seven (7) days after being dispatched by mail, postage prepaid; (iii) if by air courier, three (3) days after delivery to the air courier company; (iv) if by facsimile with confirmed transmission, within three (3) days of transmission; or (v) in any event, upon actual receipt.

14.                               GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed and interpreted according to the laws of the State of Israel.  Any dispute arising from this Agreement shall be resolved through the Courts of Tel Aviv/Jaffa, Israel, and by no other court or jurisdiction.  The validity and claim construction of any Patent shall be governed by and construed in accordance with the laws in the applicable country where such Patent issued.

15.                               MISCELLANEOUS

15.1                        The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

15.2                        This Agreement (including the Annexes attached hereto), with respect to its subject matter supersedes all prior agreements, arrangements, dealings or writings between the Parties.  This Agreement may not be varied except in writing signed by the Parties’ authorized representatives.

15.3                        This Agreement may be executed in any number of counterparts (including counterparts transmitted by fax), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

15.4                        The rights and obligations of MediWound under this Agreement shall inure to its successors and assigns.  MediWound shall be entitled, at any time, to assign this Agreement to an Affiliate of MediWound, provided MediWound shall guarantee performance of any and all financial liabilities hereunder by such transferee.  The rights of LR under this Agreement shall not be assignable in whole or in part, without MediWound’s prior written approval, which will not be unreasonably withheld.  Notwithstanding the foregoing, in case such third party is a competitor of MediWound (as determined by MediWound at MediWound’s sole discretion) then LR shall return to MediWound and/or its transferee any Confidential Information relating to MediWound and/or the Product.

15.5                       No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.  No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

15.6                        Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any applicable jurisdiction, the invalid or unenforceable part or provision shall, provided that it does not go the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties hereto.

15.7                        Nothing contained in this Agreement shall be construed to place the Parties in a relationship of partners or parties to a joint venture or to constitute either party an agent, employee or a legal representative of the other party and neither party shall have power or authority to act on behalf of the other party or to bind the other party in any manner whatsoever.

15.8                        Without derogating from the provisions of Section 4 above, VAT will be added, where applicable, to all payments to be made hereunder and shall be paid against proper invoices.  Any payments made herein are final and inclusive of all taxes and/or duties, of whatsoever nature, which are now or may hereafter be imposed with regard to the transaction, and/or this document or any document related to this document.

15.9                        Each party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

15.10                 None of the provisions of this Agreement shall be enforceable by, any person who is not a party to this Agreement.

15.11                 The remedies afforded to any of the Parties hereto, whether hereunder, or under applicable law or otherwise, shall be cumulative in nature and not alternative.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement and the Annexes hereto as of the date below.

MEDIWOUND		LR

signature	/s/ Gal Cohen	signature	/s/ Prof. Lior Rosenberg

name	Gal Cohen	name	Prof. Lior Rosenberg

designation	Chief Executive Officer, MediWound Ltd.	designation	CEO, L. R. R & D Ltd.

signature		signature

name		name

designation		designation

Date:	24 November, 2010	Date:	24/11/2010, 2010

Schedule 1.2.8

Patent Rights

CONFIDENTIAL

Patent Family Report

File No.: MWD/002                                      Assignee:                                           L.R.R.& D LTD           Priority:  Israel          26/May/1997

Title :              A MULTIPURPOSE DYNAMIC OCCLUSIVE DRESSING

Abstract:                                            Occlusive dressing system, which comprises an endless, elongated, flexible, adhesive barrier, adapted to be arranged in a closed configuration, whereby to bound and define a surface area, and an impermeable sealing film adapted to overlie said surface area and to isolate it from the environment, when superimposed to said barrier arranged in said configuration, said barrier forming a gas-tight seal with sealing film when the two are applied to and pressed against one another.  A spreading mechanism that allows a single person to spread the sealing film over the occluding barrier and to detach the film from the main roll and ports (inlet and outlet) that can be placed across the barrier or the occluding film.

Country	Application No.	Filing Date	Patent No.\ Pub. No.	Issue Date\ Pub. Date	Status

Europe	98921714.6	25/May/1998	1014905	02/May/2003	granted
France	98921714.6	25/May/1998	1014905	02/May/2003	granted
Germany	98921714.6	25/May/1998	DE 69814106	02/M ay/2003	granted
Israel	120910	26/May/1997	120910	05/Apr/2004	granted
Italy	98921714.6	25/May/1998	1014905	02/May/2003	granted
PCT	PCT/IL98/00238	25/May/1998	WO 98/053778	03/Dec/1998	expired
UK	98921714.6	25/May/1998	1014905	02/May/2003	granted
USA	09/424499	25/May/1998	7183454	27/Feb/2007	granted

Exhibit A

ASSIGNMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, L.R. R & D Ltd, a corporation having a primary place of business at Orner 84965, Israel (“Assignor”), does hereby sell, assign, transfer and convey unto MediWound Ltd. with an office at 42 Hayarkon Street, Yavne 81227, Israel (“Assignee”) or its designees, all of Assignor’s entire right, title and interest in and to (a) all patents and patent applications listed below; (b) all reissues, reexaminations, continuations, parents, continuations-in-part, divisionals and extensions (collectively “related cases”) of such patents and patent applications; (c) patents or patent applications (i) to which any or all of the foregoing directly or indirectly claims priority, (ii) for which any or all of the foregoing directly or indirectly forms a basis for priority, and/or (iii) that directly or indirectly incorporate by reference any or all of the foregoing or are directly or indirectly incorporated by reference by any of the foregoing; (d) all related cases (whether pending, issued, abandoned or filed in the future) and foreign counterparts to any or all of the foregoing, including without limitation utility models design patents, certificates of invention and equivalent rights worldwide; and (e) the inventions, discoveries and improvements described or claimed in any or all patent and patent applications as detailed in the patent report attached hereto as annex 1 to this Assignment letter( collectively “Patent Rights”).

In addition, Assignor agrees to and hereby does sell, assign, transfer and convey unto Assignee all rights (i) in and to causes of action and enforcement rights for the Patent Rights including all rights to pursue damages, injunctive relief and other remedies for past, present and future infringement of the Patent Rights, (ii) the right to apply (or continue prosecution) in any and all countries of the world for patents, design patents, utility models, certificates of invention or other governmental grants for the Patent Rights, including without limitation under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement or understanding, and (iii) the rights, if any, to revive prosecution of any abandoned Patent Rights.

Assignor also hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents or certificates of invention or equivalent which may be granted upon any of the Patent Rights in the name of Assignee, as the assignee to the entire interest therein.

The terms and conditions of this Assignment shall inure to the benefit of Assignee, its successors, assigns and other legal representatives, and shall be binding upon Assignor, its successor, assigns and other legal representatives.

IN WITNESS WHEREOF this Assignment of Patent Rights is executed at on

ASSIGNOR

By:

Name:

Title:

(Signature MUST be notarized)